Exhibit 5.1

Metals Acquisition Limited 3rd Floor 44 Esplanade Jersey JE4 9WG	D: +44 1534 514239
E: raulin.amy@ogier.com

Ref: RAA/503446.00001

March 24, 2023

Dear Sirs

RE:	Metals Acquisition Limited (the Company) - Registration under the US Securities Act of 1933, as amended (the Securities Act)

1	Background

1.1	In connection with the Registration Statement on Form F-4 (Registration No. 333-269007) (as amended, the Registration Statement) filed by the Company today with the Securities and Exchange Commission pursuant to the Securities Act), you have asked us to furnish our opinion with regard to the laws of Jersey as to the legality of the issuance of the securities being registered under the Registration Statement.

1.2	The Registration Statement relates to the registration by the Company under the Securities Act of the issuance of:

(a)	48,317,039 ordinary shares with a par value of US$0.0001 in the capital of the Company (including 15,173,564 ordinary shares issuable upon exercise of the Warrants (defined below)) (the Shares); and

(b)	15,173,564 warrants to purchase Shares (the Warrants),

issuable in connection with the merger of Metals Acquisition Corp (CaymanCo) with and into the Company, as contemplated by the Merger Agreement and the Share Sale Agreement (each as defined below) (the Merger).

1.3	In this opinion, "non-assessable" means, in relation to a Security, that the consideration for which the Company agreed to issue that Security has been or will be paid in full to the Company, so that no further sum is payable to the Company by any holder of that Security in respect of the purchase price of that Security.

Ogier (Jersey) LLP 44 Esplanade St Helier Jersey JE4 9WG T +44 1534 514000 F +44 1534 514444 ogier.com	Partners Raulin Amy James Angus James Campbell Alexander Curry Richard Daggett Simon Dinning Katrina Edge Damian Evans Simon Felton	James Fox Josephine Howe Jonathan Hughes Niamh Lalor Kate McCaffrey Edward Mackereth Bruce MacNeil Katharine Marshall Rebecca McNulty	Steven Meiklejohn Oliver Passmore Nathan Powell Sophie Reguengo Daniel Richards Oliver Richardson Nicholas Williams

Registered as a limited liability partnership in Jersey. Registered number 99.

2	Documents examined

2.1	For the purposes of giving this opinion, in our capacity as local counsel for the Company as aforesaid, we have examined and relied upon such documents as we deem appropriate, including the following documents:

(a)	the Registration Statement;

(b)	the Share Sale Agreement, dated as of March 17, 2022, as amended by the Deed of Consent and Covenant, dated as of November 22, 2022 and entered into between, amongst others, the Company and CaymanCo (the Share Sale Agreement).

(c)	the draft plan of merger and entered into between CaymanCo and the Company, pursuant to which CaymanCo and the Company merge, with the Company continuing as the surviving company (the Merger Agreement);

(d)	the draft of the form of warrant agreement and the warrant certificate constituting the Warrants (the Warrant Documents);

(e)	the draft Company’s memorandum and articles of association to be in force upon Completion (as defined in the Merger Agreement) (the M&A);

(f)	the draft special resolution of the Company adopting the M&A upon Completion;

(g)	a true copy of board minutes of a meeting of the board of directors of the Company at which the directors (among other things) approved the Merger and by extension the allotment of the Shares and the Warrants;

(h)	the Company’s certificate of incorporation;

(i)	a consent to issue shares dated 29 July 2022 issued to the Company by the Jersey Financial Services Commission under the Control of Borrowing (Jersey) Order 1958, as amended (the COBO Consent); and

(j)	a certificate signed by a director of the Company dated on or around the date of this opinion.

2.2	For the purposes of this opinion, we have, with the Company's consent, relied upon certificates and other assurances of directors and other officers of the Company as to matters of fact, without having independently verified such factual matters.

3	Assumptions

In giving this opinion we have relied upon the assumptions set out below without having carried out any independent investigation or verification in respect of such assumptions.

(a)	the authenticity, accuracy, completeness and conformity to original documents of all copy documents and certificates of officers of the Company examined by us;

(b)	that the signatures on all documents examined by us are the genuine signatures of persons authorised to execute or certify such documents;

(c)	the accuracy and completeness in every respect of all certificates of directors or other officers of the Company given to us for the purposes of giving this Opinion and that (where relevant) such certificates would be accurate if they have been given as of the date hereof;

(d)	that the Company has received or will receive in full the consideration for which the Company agreed to issue the Securities;

(e)	the Warrant Documents will be duly executed, dated and delivered by all parties thereto in materially the same form as the last draft examined by us;

(f)	the Warrant Documents will be duly authorised by or on behalf of all parties to it in accordance with all applicable laws (other than the laws of Jersey);

(g)	the Warrant Documents will be duly executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws;

(h)	the Company will obtain all consents, licences, approvals or authorisations of any governmental or regulatory authority or agency, required in connection with the execution of the Warrant Documents;

(i)	none of the opinions expressed in this opinion will be adversely affected by the laws or public policies of any jurisdiction other than Jersey;

(j)	in authorising the execution and delivery of the Warrant Documents and the exercise by the Company of its rights and the performance of its obligations under the Warrant Documents, each of the directors of the Company is acting in good faith with a view to the best interests of the Company;

(k)	the Company was not unable to pay its debts as they fell due when it entered into the Warrant Documents (and the transactions contemplated thereby) and no Company will become unable to pay its debts as they fall due as a result of its entry into the Warrant Documents (and the transactions contemplated thereby);

(l)	that words and phrases used in the Registration Statement have the same meaning and effect as they would if the Registration Statement were governed by Jersey law;

(m)	that no other event occurs after the date hereof which would affect the opinions herein stated;

(n)	that there is no provision of the law or regulation of any jurisdiction other than Jersey which would have any adverse implication in relation to the opinion expressed hereunder; and

(o)	there has been no amendment to the COBO Consent.

4	Opinion

As a matter of Jersey law, and on the basis of and subject to the foregoing assumptions and the qualifications below, we are of the following opinion:

(a)	the Company has been duly incorporated and is validly existing under the laws of Jersey;

(b)	the Shares to be issued by the Company as contemplated by the Registration Statement (including the issuance of Shares upon the exercise of the Warrants in accordance with the Warrant Documents) have been duly authorised for issue;

(c)	the Shares, when issued by the Company in accordance with the terms set out in the Registration Statement (including the issuance of Shares upon the exercise of the Warrants in accordance with the Warrant Documents), will be validly issued, fully paid and non-assessable;

(d)	a Share is only issued when it has been entered in the register of members (shareholders);

(e)	the execution, delivery and performance of the Warrant Documents have been authorised by and on behalf of the Company; and

(f)	the obligations expressed to be assumed by the Company in the Warrant Documents will constitute legal, valid and enforceable obligations of the Company.

5	Qualifications

This Opinion is subject to the following qualifications.

1	In this opinion, the term enforceable means that the relevant obligations are of a type which the Jersey courts will enforce, but it does not mean that those obligations will necessarily be enforced in all circumstances or in accordance with their terms. In particular, but without limitation:

(a)	except as stated in our opinion in paragraph (f) enforcement may be limited by dissolution, bankruptcy, liquidation, reorganisation, insolvency or other laws of general application relating to, or affecting the rights of, creditors;

(b)	enforcement may be limited by general principles of equity and, in particular, equitable remedies such as specific performance and injunction are discretionary and may not be available where damages are considered to be an adequate remedy;

(c)	claims may be barred under the laws relating to the prescription and limitation of actions or may be subject to the general doctrine of estoppel in relation to representations, acts or omissions of any relevant party or may become subject to the defence of set-off or counterclaim;

(d)	the Jersey courts will not enforce provisions of the Warrant Documents to the extent that they may be illegal or contrary to public policy in Jersey or purport to exclude the jurisdiction of the Jersey courts or, if obligations are to be performed in a jurisdiction outside Jersey, to the extent that such performance would be illegal or contrary to public policy under the laws of that jurisdiction;

(e)	the Jersey courts may not enforce provisions of the Warrant Documents to the extent that the transactions contemplated thereunder conflict with or breach economic or other sanctions imposed in respect of certain states or jurisdictions by any treaty, law, order or regulation applicable to Jersey;

(f)	the enforcement of the obligations of the parties to the Warrant Documents may be limited by the provisions of Jersey law applicable to documents being held to have been frustrated by events happening after their execution;

(g)	the effectiveness of any provisions in the Warrant Documents exculpating any party from a liability or duty otherwise owed may be limited by law;

(h)	any provisions of the Warrant Documents purporting to provide for a payment to be made in the event of breach of the Warrant Documents would not be enforceable to the extent that the Jersey courts were to construe such payment to be a penalty which was excessive, in that it unreasonably exceeds the maximum damages which an obligee could have suffered as a result of the breach of an obligation;

(i)	any provisions of the Warrant Documents purporting to fetter any statutory power of a Jersey company may not be enforceable;

(j)	the Jersey courts may refuse to give effect to any provisions in an agreement for the payment of the costs of enforcement (actual or contemplated) or of unsuccessful litigation brought before the Jersey courts or where the Jersey courts have themselves made an order for costs;

(k)	the Jersey courts may refuse to give effect to any provisions in an agreement which would involve the enforcement of any foreign revenue or penal laws;

(l)	the Jersey courts may refuse to allow unjust enrichment or to give effect to any provisions of an agreement (including provisions relating to contractual interest on a judgment debt) that it considers usurious; and

(m)	enforcement of any obligations may be invalidated or vitiated by reason of fraud, duress, misrepresentation or undue influence.

2	The obligations of the Company under, or in respect of, the Securities will be subject to any law from time to time in force relating to bankruptcy, insolvency, liquidation, reorganisation or administration or any other law or legal procedure affecting generally the enforcement of creditors' rights.

3	The Jersey courts may potentially set aside a transaction in circumstances where it is shown that a counterparty had actual or constructive notice that the directors of the Company had breached their fiduciary duties, such as their duty to act in the best interests of the Company or their duty to exercise their powers for proper purposes.

4	The question of whether or not any provision of the Warrant Documents which may be invalid on account of illegality may be severed from the other provisions thereof would be determined by the Jersey courts in their discretion.

6	Governing Law, Limitations, Benefit and Disclosure

6.1	This Opinion shall be governed by and construed in accordance with the laws of Jersey and is limited to the matters expressly stated herein.

6.2	This Opinion is limited to matters of Jersey law and practice as at the date hereof and we have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

6.3	We assume no obligation to advise you (to any other person who may rely on this Opinion in accordance with this paragraph), or undertake any investigations, as to any legal developments or factual matters arising after the date of the Opinion that might affect the opinions expressed herein.

6.4	We consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement and to reference to us being made in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Ogier (Jersey) LLP